LIMITED POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that I, Raj Maheshwari, a Director of  Signature Group Holdings, Inc., appoint Kelly G. Howard and Murray A. Indick, of the law firm of Crowell & Moring, LLP, as my true and lawful attorney-in-fact to act in my name, place and stead in any way that I myself could do, if I were personally present for the purpose of preparing, filing and amending securities law forms for me as an individual, including, but not limited to, filing Form ID to obtain Securities and Exchange Commission filer codes and filing Section 16 reports on Form 3, Form 4 and Form 5.
        I further grant to my attorney-in-fact full authority to act in any manner both proper and necessary to the exercise of the foregoing powers, including the full power of substitution and revocation, and ratify every act that she may lawfully perform in exercising those powers.
        This Limited Power of Attorney will become effective as of the date set forth below and shall terminate on December 31, 2014.
        This Limited Power of Attorney shall be governed by, and construed in accordance with, the laws of the state of New York, excluding its conflicts of laws principles.
        IN WITNESS THEREOF, the foregoing LIMITED POWER OF ATTORNEY was made and executed as of July 17, 2013.

                                                /s/ Raj Maheshwari_________________________
                                                Raj Maheshwari
                                                Director
Witnessed:
By:                /s/ Chris Manderson
Name:                Chris Manderson